Exhibit 11

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Regulation A Offering Statement on Form 1-A of Winc, Inc. and Subsidiary, of our report dated June 24, 2019 on our audits of the consolidated balance sheets of Winc., Inc. and Subsidiary as of December 31, 2018, 2017 and 2016 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2018, 2017 and 2016.

/s/ Squar Milner LLP

Los Angeles, California

July 29, 2019